As filed with the Securities and Exchange Commission on May 1, 2020
Registration No. 333-220742
Registration No. 333-214302

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-220742
FORM S-8 REGISTRATION STATEMENT NO. 333-214302
UNDER THE SECURITIES ACT OF 1933

FSB Bancorp, Inc.
(Evans Bancorp, Inc. as successor by merger to FSB Bancorp, Inc.)
(Exact name of registrant as specified in its charter)

Maryland	81-2509654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45 South Main Street
Fairport, New York 14450
(585) 223-9080
(Address, including Zip Code, of Principal Executive Offices)
 ____________________________________________________________

FSB Bancorp, Inc. 2017 Equity Incentive Plan
Fairport Savings Bank 401(k) Plan
(Full title of the plan)
 _____________________________________________________________________

David J. Nasca
c/o Evans Bancorp, Inc.
1 Grimsby Drive
Hamburg, NY 14075
(716) 926-2000
(Name, address and telephone number, including area code, of agent for service)
  ____________________________________________________________
Copy to:

Frank M. Conner III
Christopher J. DeCresce
Covington & Burling LLP
One CityCenter
850 Tenth Street N.W.
Washington, D.C. 20001
(202) 662-6000
 ____________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments, filed by FSB Bancorp, Inc., a Maryland corporation (the “Company”), relate to the following registration statements on Form S-8 (each, a “Registration Statement,” and together, the “Registration Statements”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) to deregister all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and plan interests and participation interests, as applicable, that had been registered for issuance under the Registration Statements and that remain unsold thereunder:

(1)	Registration Statement on Form S-8 (No. 333-220742), which was filed with the SEC on September 29, 2017 to register 271,839 shares of Common Stock and 194,171 stock options; and
(2)
Registration Statement on Form S-8 (No. 333-214302), which was filed with the SEC on October 28, 2016 to register an indeterminate amount of participation interests to be offered or sold pursuant to the Fairport Savings Bank 401(k) Plan.

On May 1, 2020, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of December 19, 2019, as amended March 5, 2020, by and among the Company, MMS Merger Sub, Inc. (“Merger Sub”) and Evans Bancorp, Inc., a New York corporation (“Evans”), (i) Merger Sub merged with and into the Company, with the Company as the surviving corporation (the “Merger”), and (ii) immediately following the completion of the Merger, the Company merged with and into Evans, with Evans as the surviving corporation (the “Second Merger”) (together the Second Merger with the Merger, the “Mergers”).
As a result of the Mergers, the Company has terminated all offers and sales of securities registered pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, Evans, as successor to the Company, hereby removes from registration all securities registered under the Registration Statements but unsold as of the date hereof.

SIGNATURES
The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hamburg, State of New York, on May 1, 2020.
EVANS BANCORP, INC. (as successor by merger to FSB Bancorp, Inc.)

By: /s/ David J. Nasca
Name: David J. Nasca
Title: President and Chief Executive Officer

[S-8 POS Signature Page]

The Fairport Savings Bank 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the Fairport Savings Bank 401(k) Plan has duly caused this post-effective amendment with respect to Fairport Savings Bank 401(k) Plan to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hamburg, State of New York, on May 1, 2020.
FAIRPORT SAVINGS BANK 401(K) PLAN By: Evans Bancorp, Inc. (as successor by merger to Fairport Savings Bank 401(k) Plan)

By: /s/ David J. Nasca
Name: David J. Nasca
Title: President and Chief Executive Officer

[S-8 POS Signature Page]